                                                                    Exhibit 4(c)

                            ACTIVE LIFE CERTIFICATE

Participant (you, your): [John Doe]

Certificate Number: [xxxxxxl

Contractowner: [The Trustees of A.B.C. Company Pension Trust]

Group Annuity Contract Number: [Specimen]

Effective Date: [May 1, 19981

Employer: [A.B.C. Company]

Plan: [A.B.C. Company Pension Plan]

Lincoln Life will provide you with the benefits described in this certificate, under the terms of the Group Annuity Contract. Your benefits described in this certificate may be subject to Contractowner approval under the terms of the Plan named above. This certificate summarizes but does not alter or void the terms of the Contract between the Contractowner and Lincoln Life. This certificate replaces any certificates previously issued to you as a Participant regarding this Contract.

20 DAY RIGHT TO EXAMINE THIS CERTIFICATE - You may choose not to participate in this Contract within 20 days of receiving this certificate. You must return this certificate to Lincoln Life and state in writing that you do not wish to participate in this Contract. However, if this is not the first certificate you have received under this Contract, the free-look period does not apply. Lincoln Life will refund the value of any Purchase Payments allocated to the Variable Account and/or the Fixed Account.

ALL VALUES PROVIDED BY THIS CERTIFICATE, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

Form 28890 5/98


Table of Contents

Provision                     Page

Certificate Specifications..     3
Special Terms...............     4

Purchase Payments...........     5
Fixed Account...............     5
Variable Account............     5
Transfers...................     6
Withdrawals.................     7
Annuity Options.............     7
Loan........................     7
Death Benefit...............     8
General Provisions..........     8

Form 28890 5198
CERTIFICATE SPECIFICATIONS
--------------------------

VARIABLE ACCOUNT:

Lincoln Life Variable Annuity Account Q. There are currently 14 Subaccounts in the Variable Account. Purchase Payments may be directed to any of the available Subaccounts, subject to limitations. The amounts allocated to each Subaccount will be invested at net asset value in the shares of one of the regulated investment companies. The Funds and Series are:

1. [Lincoln National Aggressive Growth Fund]
2. [Lincoln National Bond Fund]
3. [Lincoln National Capital Appreciation Fund]
4. [Lincoln National Equity-Income Fund]
5. [Lincoln National Global Asset Allocation Fund]
6. [Lincoln National Growth and Income Fund]
7. [Lincoln National International Fund]
8. [Lincoln National Managed Fund]
9. [Lincoln National Money Market Fund]
10. [Lincoln National Social Awareness Fund]
11. [Lincoln National Special Opportunities Fund]
12. [Delaware Emerging Growth Series]
13. [Delaware Equity/income Series]
14. [Delaware Global Bond Series]

See the VARIABLE ACCOUNT provision of this certificate for provisions governing any substitution or elimination of Funds or Series.

ANNUAL MORTALITY AND EXPENSE RISK CHARGE: [1.002%] This charge is applicable to the Subaccounts under the Variable Account.

FIXED ACCOUNT GUARANTEED INTEREST RATE: [3.00%]

ANNUAL ACCOUNT CHARGE: [$25.00]
On the last day of the Contract Year, the account charge will be deducted from the Account Value. Such amount will be deducted from the Account Value on a pro rata basis based on the balances held on such date in the Fixed Account and Variable Account. The full account charge will be deducted upon withdrawal of the entire Account Value.

CONTINGENT DEFERRED SALES CHARGE (CDSC):

Withdrawal During
Contract Year          1      2      3      4      5      6      7      8      9     10     11+
CDSC (as a            [6]%   [6]%   [6]%   [61%   [5]%   [4]%  [41%    [3]%   [2]%   [1]%   [0]%
percentage of
withdrawal amount)


There will be no CDSC after the Contract has been in force for [10] complete Contract Years.

LIMITATIONS ON TRANSFERS AND WITHDRAWALS:

a) A transfer of funds may be directed from one Subaccount to another Subaccount or to the Fixed Account. A transfer of Account Value may be directed from the Fixed Account to one or more Subaccounts of the Variable Account, subject to the limitations described in paragraph (b).

b) A transfer from the Fixed Account or a withdrawal from the Fixed Account for any reason not specified in (e) will be subject to the following limitations:

Periodic Elective Transfers or Withdrawals - The cumulative percentage limit available under this paragraph (b) for a transfer or withdrawal is 20% in any 365 day period. The cumulative percentage is the sum of all transfers and withdrawals under this paragraph (b), in the preceding 364 day period plus the amount to be transferred or withdrawn under this paragraph (b), divided by the then current Account Value in the Fixed Account. A cumulative percentage exceeding 20% in any 365 day period will not be allowed.

Systematic Transfers or Withdrawals - A scheduled transfer or withdrawal of the entire Account Value in the Fixed Account may be elected over a 5 year period. The timing and percentage of each transfer or withdrawal is indicated in the following schedule.

TRANSACTION DATES         PERCENT ELIGIBLE FOR TRANSFER OR WITHDRAWAL
Initial date                     20% of the balance on such date
First anniversary                20% of the balance on such date
Second anniversary               20% of the balance on such date
Third anniversary                20% of the balance on such date
Fourth anniversary               50% of the balance on such date
Fifth anniversary               100% of the balance on such date.

If Systematic Transfers or Withdrawals are elected, Periodic Elective Transfers or Withdrawals will not be available during the period of scheduled payments. This election may at any time after the initial date be rescinded. In this event, Periodic Elective Transfers or Withdrawals will not be available until the 1 year anniversary of the last Systematic Transfer or Withdrawal made before rescinding the election.

If Systematic Transfers or Withdrawals are elected and a Periodic Elective Transfer or Withdrawal was made within the last 364 day period, the payment due on the initial date will be reduced by the sum of any Periodic Elective Transfer or Withdrawal made within the last 364 day period.

If Systematic Transfers or Withdrawals are elected, no further Purchase Payments may be allocated to the Account Value in the Fixed Account unless the election is rescinded.

c) Subject to the following provisions and the limitations set forth in paragraph (b), a partial withdrawal, without being subject to CDSC, of the Account Value may be requested during the Contract Year for any reason other than those specified in paragraph (e).

The cumulative percentage limit available under this paragraph (c) for partial withdrawal, without being subject to the CDSC, is 20% in any Contract Year. The cumulative percentage is the sum of all withdrawals under this paragraph (c) during the Contract Year plus the amount to be withdrawn under this paragraph
(c) divided by the then current Account Value.

Partial withdrawals under this paragraph (c) exceeding the 20% cumulative percentage will be subject to the CDSC.

d) If you request 100% of the Account Value for any reason other than those specified in paragraph (e), the Account Value will be distributed as follows:

 .    100% of the Account Value in the Variable Account will be subject to the
     CDSC and will be paid in a cash payment as provided in the WITHDRAWAL provision of this certificate.

 .    The Account Value in the Fixed Account will be paid in accordance with the
     Systematic Withdrawal Schedule over a 5 year period as provided in paragraph (b) of this certificate. 100% of each scheduled withdrawal will be subject to the CDSC.

e) Withdrawals of Account Value will be allowed during the life of the Contract without being subject to CDSC, if the withdrawal is for one of the following reasons:

 .    Participant's death, disability, retirement or termination of employment, excluding termination of employment due to Plan termination, plant shutdown, or any other program instituted by the Participant's employer which would reduce the work force by more than 20%.

 .    Participant hardship situation as allowed by the Plan.

 .    To purchase an annuity option under the Contract on behalf of the
     Participant or their Beneficiary.

Pursuant to a Qualified Domestic Relations Order (QDRO).

A withdrawal from the Account Value for any reason outlined in this paragraph
(e) is not subject to the provisions of paragraph (b), (c) or (d).

LOAN SET-UP CHARGE: [$35.00]

Form 28890 5/98                   Page 3

SPECIAL TERMS
-------------

Account Value - Value maintained under the Contract on your behalf. The value may be maintained in either the Fixed Account, the Variable Account or both, depending on allocations.

Accumulation Unit - A unit of measure used to calculate the variable Account Value during the accumulation period.

Annuitant and Contingent Annuitant - The persons upon whose lives the Annuity Payouts made after the Annuity Commencement Date will be based.

Annuity Commencement Date - The Valuation Date when money is withdrawn for payment of Annuity Payouts under the annuity option selected.

Annuity Payout - An amount paid at regular intervals under one of several options available to the Annuitant and/or any other payee. This amount may be paid on a variable or fixed basis, or a combination of both.

Beneficiary - The person or entity designated by a Participant under a 403(b) Plan that is not subject to ERISA or an Annuitant to receive a death benefit, if any, payable upon the death of the Participant or the Annuitant.

Code - This is the Internal Revenue Code of 1986, as amended.

Contingent Deferred Sales Charge (CDSC) - This charge is assessed on certain premature withdrawals of the Account Value, calculated according to the Contract provisions.

Contract - The agreement between the Contractowner and Lincoln Life providing a variable annuity to fund the Plan.

Contractowner - The Contractowner named on the cover of this certificate.

Contract Year - This is the 12 month period which begins on the Contract effective date or on the anniversary of the effective date.

December 31, 1988 Grandfathered Balance - This is the balance that is available for withdrawal, under a 403(b) plan, without meeting an otherwise distributable event such as death, disability, termination of employment or attainment of age 59 1/2.

ERISA - This is the Employee Retirement Income Security Act of 1974.

Fixed Account - An account established for the Contract by Lincoln Life which is a part of the general assets of Lincoln Life.

Funds - Any of the mutual funds into which Purchase Payments allocated to the Variable Account are indirectly invested.

Home Office - The Lincoln National Life Insurance Co., 1300 South Clinton Street, Fort Wayne, Indiana 46802 or an institution designated by us.

Lincoln Life (we, us, our) - The Lincoln National Life Insurance Co.

Net Asset Value Per Share - The value of a Fund or Series share calculated in accordance with the Fund's or Series' prospectus.

Participant (you, your) - A person defined as a Participant in the Plan, who has enrolled under the Contract and Lincoln Life maintains an Account Value.

Pending Allocation Account - This is an account established under the Variable Account that invests Purchase Payments received without allocation instructions in shares of a money market mutual fund.

Plan - The Plan or arrangement named on the cover of this certificate, which includes any employer based arrangement whether or not considered a plan under State or Federal law.

Purchase Payments - Amounts paid into the Contract to purchase an annuity.

Form 28890 5/98                   Page 4

Series - Any of the underlying portfolios of a Fund in which Purchase Payments allocated to the Variable Account are indirectly invested.

Subaccount - That portion of the Variable Account which invests in shares of a particular Fund or Series. There is a separate Subaccount that corresponds to each Fund and Series.

Valuation Date - Each day the New York Stock Exchange (NYSE) is open for trading and we are open for business.

Valuation Period - The period commencing at the close of trading on the NYSE on a Valuation Date and ending at the close of trading on the NYSE on the next succeeding Valuation Date.

Variable Account - The segregated investment account into which Lincoln Life sets aside and invests the variable assets attributable to this variable annuity Contract.

PURCHASE PAYMENTS
-----------------

Purchase Payments under the Contract may be allocated to the Variable Account and/or the Fixed Account in 1% increments.

If complete allocation instructions have not been received by us in order for us to perform our duties under the Contract, we will direct such Purchase Payments to the Pending Allocation Account as described in the SPECIAL TERMS.

We will follow up with the Contractowner monthly for a period of 90 days for allocation instructions for Account Value in the Pending Allocation Account as described in the SPECIAL TERMS.

Within 2 business days of receipt of complete allocation instructions, the Account Value in the Pending Allocation Account will be transferred to the accounts as instructed.

If allocation instructions are not received after the 90 days notice, we will refund to the Contractowner, the Purchase Payments in the Pending Allocation Account together with earnings thereon (unless applicable ERISA requirements preclude return on earnings) within 105 days of the date of receipt of the initial Purchase Payment.

The Pending Allocation Account will only be used for the purpose mentioned in this section; you or the Contractowner may not direct a portion of Purchase Payments to this Subaccount. Purchase Payments directed to the Pending Allocation Account will not be afforded the same rights as Purchase Payments under the Contract. The following provisions under this certificate will not be applicable: the Account Charge described in the CERTIFICATE SPECIFICATIONS, TRANSFERS, WITHDRAWALS, ANNUITY OPTIONS and LOAN.

Purchase Payments in any one Contract Year which exceed twice the amount of Purchase Payments made in the first Contract Year may be made only with our permission. If Purchase Payments are stopped, the Account Value will remain in force as paid-up. Purchase Payments may resume at any time until the Annuity Commencement Date, a request to withdraw the entire Account Value or payment of any death benefit, whichever comes first.

FIXED ACCOUNT
-------------

Interest will be credited daily on the Account Value in the Fixed Account. The rate of interest credited each day, if compounded for 365 days, yields the annual interest rate in effect for the day. We guarantee that we will credit interest on Account Value in the Fixed Account at an effective annual rate not less than the rate shown in the CERTIFICATE SPECIFICATIONS, during all years. We may credit interest at rates in excess of the guaranteed rate at any time.

Account Value maintained in the Fixed Account will be guaranteed against loss of principal.

VARIABLE ACCOUNT
----------------

Purchase Payments may be directed to any of the available Subaccounts. The Purchase Payments allocated to each Subaccount will be applied to purchase Accumulation Units at the Accumulation Unit value next calculated after receipt at our Home Office.

Form 28890 5/98                   Page 5

We reserve the right to eliminate the availability of the shares of any Fund or Series and substitute the securities of a different investment company if the shares of a Fund or Series are no longer available for investment, or, if in our judgement, any Fund or Series should become inappropriate in view of the purposes of the Contract. We may add a Subaccount investing in a new Fund or Series. We will give the Contractowner written notice of the elimination or substitution of any Fund or Series no later than 15 days after the substitution occurs. Any such eliminations, substitutions or additions will be subject to compliance with any applicable regulatory requirements.

We will use each Purchase Payment allocated to the Variable Account to buy Accumulation Units in the Subaccount(s) selected by you. The number of Accumulation Units bought will be determined by dividing the amount directed to the Subaccount by the dollar value of an Accumulation Unit in that Subaccount as of the end of the Valuation Period during which the Purchase Payment is received at our Home Office. The number of Accumulation Units held for the Variable Account will not be changed by any change in the dollar value of Accumulation Units in any Subaccount.

The value of a Subaccount on any Valuation Date is the number of Accumulation Units in the Subaccount multiplied by the value of an Accumulation Unit of the Subaccount at the end of the Valuation Period.

Purchase Payments allocated to the Variable Account are converted into Accumulation Units. The number of Accumulation Units resulting from each Purchase Payment is equal to the Purchase Payment divided by the value of an Accumulation Unit for the Valuation Period during which the Purchase Payment is allocated to the Variable Account. The Accumulation Unit value for each Subaccount was or will be arbitrarily established at the inception of the Subaccount. It may increase or decrease from Valuation Period to Valuation Period. The Accumulation Unit value for a Subaccount for any later Valuation Period is determined as follows.

1. The total value of Fund or Series shares held in the Subaccount is calculated by multiplying the number of Fund or Series shares owned by the Subaccount at the beginning of the Valuation Period by the Net Asset Value Per Share of the Fund or Series at the end of the Valuation Period, and adding any dividend or other distribution of the Fund or Series if an ex-dividend date occurs during the Valuation Period; minus

2. The liabilities of the Subaccount at the end of the Valuation Period; such liabilities include daily charges imposed on the Subaccount, and may include a charge or credit with respect to any taxes paid or reserved for by us that we determine as a result of the operations of the Variable Account; and

3. The result of 2. is divided by the outstanding number of Accumulation Units in the Subaccount at the beginning of the Valuation Period.

The daily charges imposed on a Subaccount for any Valuation Period are equal to the daily mortality and expense risk charge multiplied by the number of calendar days in the Valuation Period.

The assets of the Variable Account equal to its reserves and other liabilities will not be charged with the liabilities arising from any other part of our business.

The Accumulation Unit value may increase or decrease the dollar value of benefits under the Contract.

TRANSFERS
---------

A transfer of Account Value will be subject to the provisions outlined under the LIMITATIONS ON TRANSFERS AND WITHDRAWALS in the CERTIFICATE SPECIFICATIONS of this certificate.

A transfer request may be in writing, or by telephone provided we have received the appropriate authorization from the Contractowner. Amounts transferred to the Subaccount(s) will purchase Accumulation Units as described in the VARIABLE ACCOUNT provision of this certificate.

There may not be more than one transfer in any 30 day period. We reserve the right to further limit the number of transfers.

There is no charge for a transfer. However, we reserve the right to impose a charge in the future for any transfers.

A transfer among Subaccounts will result in the purchase of Accumulation Units in one Subaccount and the redemption of Accumulation Units in the other Subaccount. Such a transfer will be effected at Accumulation Unit values calculated at the end of the Valuation Period during which the transfer request is received at our Home Office. The valuation of Accumulation Units is described in the VARIABLE ACCOUNT provision of this certificate.

Form 28890 5/98                   Page 6

WITHDRAWALS
-----------

A withdrawal of Account Value will be subject to the provisions outlined under LIMITATIONS ON TRANSFERS AND WITHDRAWALS in the CERTIFICATE SPECIFICATIONS of this certificate.

All withdrawal requests must be submitted in writing to us. A withdrawal request must be authorized by the Contractowner. If you are a Participant under a 403(b) plan that is not subject to ERISA you may authorize a withdrawal request. Withdrawals will be effected at Accumulation Unit values calculated at the end of the Valuation Period during which we receive written request at our Home Office. We reserve the right to require proof of the event giving rise to any withdrawal under this certificate.

Any cash payment will be mailed from our Home Office within 7 days after the date of withdrawal; however, we may be permitted to defer payments from the Variable Account under the Investment Company Act of 1940, as amended, as in effect at the time a request for withdrawal is received. We reserve the right to defer any payment from the Fixed Account for a period not to exceed 6 months after a request is received.

ANNUITY OPTIONS
---------------

Upon request, we will quote for you the amounts of Annuity Payouts under the various annuity options available under the Contract. You may select either a variable Annuity Payout, a fixed Annuity Payout or a combination fixed and variable Annuity Payout.

A fixed Annuity Payout is an annuity option which we guarantee the amount of each Annuity Payout as long as the annuity is payable. A fixed Annuity Payout will be purchased using the [1983 'a' Individual Annuity Mortality Table, modified, with an assumed interest rate of return of 3.00% per year and a 2.00% expense load].

A variable Annuity Payout is an annuity option with Annuity Payouts that increase, decrease or remain the same in accordance with the investment results of the applicable Subaccount. A variable Annuity Payout will be purchased using the [1983 'a' Individual Annuity Mortality Table, modified, with an assumed interest rate of return of 5.00% per year and a 2.50% expense load].

We will provide you with a retirement certificate when Annuity Payouts begin. The certificate will be issued showing the amount and terms of the purchased annuity.

LOAN
----

Prior to your Annuity Commencement Date, if permitted by the Plan and the Contractowner, you may apply for a loan under the Contract. We will loan, upon written application and assignment of the Account Value equal to the loan amount as security for the loan, a sum which will not be less than $1,000.00. The Account Value which is assigned to us as security for the loan must be allocated to the Fixed Account.

The maximum loan amount is generally equal to 50% of the Account Value, not to exceed a total of $50,000.00 on all outstanding loans you may have under all plans. However, if 50% of the total Account Value is less than $10,000.00, you can borrow the Account Value minus restricted dollars. The restricted dollars are a minimum of $300.00 plus any Federal/State tax to be withheld, 1 year's contract loan interest and CDSC on loan principal and loan interest. If there has been a loan in the preceding 12 month period, the $50,000.00 maximum loan limit is reduced by the excess of the highest outstanding balance of loans during the preceding 12 month period over the outstanding current loan balance.

The annual loan interest rate will be based on the loan interest rate declared at the time the loan is established. The current loan interest rate will be declared on a monthly basis and will be the Moody's Corporate Bond Yield monthly average for the calendar month 2 months prior to the date the loan rate is declared, rounded to the nearest .25%. If this average is no longer made available, then the loan rate will be a comparable rate acceptable to the regulatory authorities. During the existence of a contract loan, the amount of the contract loan principal will continue to earn interest as specified in the FIXED ACCOUNT provision of this certificate. Minimum loan payments of principal and interest must be paid in level payments and be paid no less often than quarterly. The minimum payment amount is $80.00. The contract loan may be repaid in full at any time while the contract is in force and prior to the Annuity Commencement Date.

If the required loan payment is not paid in full within 90 days after the date the payment is due, the total outstanding loan balance will be determined to be in default and no additional loan payments will be accepted. If your December 31, 1988 Grandfathered Balance is sufficient, the defaulted amount will be deducted from the

Form 28890 5/98                   Page 7

Account Value following the 90-day grace period. In addition, if allowed by the Plan, any amounts equal to employer Purchase Payments and earnings on those Purchase Payments will be deducted from the Account Value following the 90-day period. Any remaining defaulted amount will be deducted from the Account Value when one of the following events occur: termination of service with the employer, attainment of age 59 1/2, disability, or death.

If we receive a request to withdraw the entire Account Value while there is an outstanding loan, the Account Value will be reduced by the amount of the outstanding loan plus loan interest due. Upon your death, we will pay the Beneficiary the Account Value less the outstanding loan and loan interest due.

We will charge a loan set-up charge as specified in the CERTIFICATE SPECIFICATIONS, each time a loan is established. The amount will be withdrawn from the Account Value.

DEATH BENEFIT
-------------

If you are a Participant under a Plan that is subject to ERISA and die prior to the Annuity Commencement Date, a death benefit may be paid by the Contractowner.

If you are a Participant under a 403(b) Plan that is not subject to ERISA and you die prior to the Annuity Commencement Date, the following provisions will apply to you.

Upon receipt of due proof of death we will pay the Beneficiary, if one is living, a death benefit equal to the Account Value less any outstanding loan balance.

We will calculate the death benefit as of the end of the Valuation Period during which we receive due proof of death and the election of a form of benefit.

Due proof of death will be a certificate of death, a copy of the certified statement of death from the attending physician, a copy of a certified decree of a court of competent jurisdiction as to the finding of death, or any other proof satisfactory to us.

All death benefit payments will be subject to the laws and regulations governing death benefits.

Notwithstanding any provision of the Contract to the contrary, no payment of death benefit provided upon your death will be allowed that does not satisfy the requirements of section 401(a)(9) of the Code. All such requirements are herein incorporated by reference.

The death benefit may be paid in a lump sum or under a settlement option then available. If a lump sum settlement is elected, the proceeds will be paid within 7 days of approval by us of the claim. This payment may be postponed as permitted by the Investment Company Act of 1940, as amended.

Unless otherwise provided in the Beneficiary designation, if no Beneficiary survives you, the death benefit will be paid in one sum to your estate.

GENERAL PROVISIONS
------------------

The Contract between us and the Contractowner may be changed or amended in accordance with its terms. Such changes do not require you or your Beneficiary's consent. Any change will not adversely affect Purchase Payments received before the effective date of the change unless such change was required by law.

Nothing in the Contract impairs any right granted to you by this certificate or the applicable state insurance code. You may review the Contract by contacting the Contractowner.

A failure by us to insist upon the strict performance of any provision of the Contract will not be construed a waiver of any of our rights for future actions.

The Contract, together with the Contractowner's application and any riders or endorsements, constitutes the entire Contract between the Contractowner and us.

Except as allowed by the Plan or applicable law, the Contract or your interest in the Contract may not be transferred, sold, assigned, discounted or pledged, either as collateral for a loan or as security for the performance of an obligation or for any other purpose.

Form 28890 5/98                   Page 8

Federal, state and local government premium tax, if applicable, will be deducted from either the Purchase Payment when received or at time of withdrawal or annuitization.

Any notice required by this certificate must be delivered to us at: The Lincoln National Life Insurance Company, 1300 South Clinton Street, Fort Wayne, IN 46802; and notices to you will be delivered to you at the address shown on our records.

Form 28890 5/98                   Page 9

                                    ACTIVE
                                     LIFE
                                  CERTIFICATE

                     If you have any questions concerning
                     this certificate, please contact your
                          Lincoln Life representative
                           or the Home Office of LL.

                             THE LINCOLN NATIONAL
                            LIFE INSURANCE COMPANY

                           1300 South Clinton Street
                           Fort Wayne, Indiana 46802

                                 800-248-0838